NEWS RELEASE	Exhibit 99.1

HECLA ANNOUNCES CALCULATION AND PAYMENT

OF PREFERRED DIVIDENDS

FOR IMMEDIATE RELEASE

December 31, 2009

COEUR D’ALENE, IDAHO -- On December 1, 2009, Hecla Mining Company (HL:NYSE) announced that its Board of Directors had elected to declare and pay all dividends in arrears and the next scheduled quarterly dividend for each of its outstanding series of preferred stock.

The Hecla Series B Cumulative Convertible Preferred Stock will be paid in cash for the dividends in arrears of $3.50 per share and the regular quarterly dividend of $0.875 per share, for a total amount of approximately $0.7 million. There are a total of 157,816 shares of Series B Cumulative Convertible Preferred Stock outstanding.

For Hecla’s 6.5% Mandatory Convertible Preferred Stock, the dividends in arrears of $6.50 per share and the regularly quarterly dividend of $1.625 per share will be paid in 1.3175 shares of Hecla’s common stock per share of Mandatory Convertible Preferred Stock, for a total amount of approximately $16.4 million in Hecla common stock (with cash for fractional shares). The value of the shares of common stock issued as dividends was calculated at 97% of the average of the closing prices of Hecla common stock over the five consecutive trading day period ending on the second trading day immediately preceding the dividend payment date of January 4, 2010. There will be no fractional shares issued, so a cash adjustment will be paid to each holder that would be entitled to a fraction of a share of common stock (based on a price of $6.36 per share of common stock, the average of the closing prices of Hecla common stock over the five consecutive trading day period ending on the second trading day immediately preceding the dividend payment date). There are a total of 2,012,500 shares of 6.5% Mandatory Convertible Preferred Stock outstanding. Hecla will capitalize retained earnings for the fair market value of the shares of common stock to be issued as dividends. Sale of the shares of common stock received as a dividend by a holder will reduce a holder’s proportionate equity in the company.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 118-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols “HL,” “HL-PrB” and “HL-PrC.”

Contact Don Poirier, vice president – corporate development, 208/769-4128

Hecla’s Home Page can be accessed on the Internet at www.hecla-mining.com.

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